UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

APPTIO, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Title of each class of securities to which transaction applies:
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This Schedule 14A filing consists of the following communication relating to the proposed acquisition of Apptio, Inc. (the “Company”) by Bellevue Parent, LLC, a Delaware limited liability company (“Parent”), and Bellevue Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of an Agreement and Plan of Merger, dated November 9, 2018, by and among the Company, Parent and Merger Sub:

(i) Equity Award Notice

The items listed above were first used or made available on January 2, 2019.

APPTIO, INC.

Notice to Equity Award Holders

January 2, 2019

Dear Equity Award Holder,

As you may be aware, on November 9, 2018, Apptio, Inc. (“Apptio” or the “Company”) announced that it entered into an agreement (the “Merger Agreement”) to be acquired by Bellevue Parent, LLC, which transaction (the “Merger”) is expected to be completed in the first calendar quarter of 2019. The completion of the Merger is referred to in this notice (the “Notice”) as the “Closing.”

You are receiving this Notice because you hold one or more awards (“Equity Awards”) that were granted under any of Apptio’s 2016 Equity Incentive Plan, 2011 Executive Equity Incentive Plan, or 2007 Stock Plan (the “Equity Plans”) covering shares of Apptio Class A common stock (“Shares”), and consisting of restricted stock units (“RSUs”), stock options (“Options”), and/or performance-based restricted stock units (“PSUs”).

The following questions and answers are provided to inform you about how your Equity Award(s) will be treated in the Merger, and provide a very brief summary of the general U.S. federal tax consequences of your Equity Awards. The information contained in this Notice is not intended to constitute legal, tax or investment advice. Tax laws are complex and are subject to change at any time. In all cases, you should consult your own tax adviser as to the specific tax implications of the Merger with respect to your Equity Awards, including the applicability and effect of federal, state, local, and non U.S. tax laws. Your federal, state, local, and non U.S. tax consequences will be affected by your specific circumstances.

Stock Options

Q:	May I still exercise my Options before the Merger?

A:

Yes, you may exercise your vested Options before the Merger closes (subject to the blackout period described below), although you are not required to do so. (Options that are outstanding at the completion of the Merger will be treated as described further below.)

You may exercise any of your vested Options before the Closing, subject to the additional limitations described below, by executing the applicable exercise notice and paying the exercise price set forth in your Option award agreement(s) as well as any applicable tax withholdings.

Notwithstanding your ability to exercise your Options before the Merger closes, you will not be permitted to enter into a same-day sale or otherwise sell the Shares resulting from the exercise of your Option award, as Apptio currently is in a closed trading window. Accordingly, if you decide to exercise your Options during the closed trading window, you will be required to pay the full amount of the exercise price of the Options and any applicable tax withholdings by check or wire transfer of immediately available funds.

In addition, for administrative reasons and in particular, in order to be able to process any option exercises that occur before the completion of the Merger, Apptio will be implementing a blackout period beginning at the close of trading on January 7th, 2019, which will remain in effect through the Closing. IF YOU WISH TO EXERCISE ANY OF YOUR VESTED OPTIONS, PLEASE BE AWARE THAT YOU WILL BE REQUIRED TO DO SO BEFORE THE BLACKOUT PERIOD BEGINS.

Q:	If I timely exercise my vested Options, what taxes will I owe?

A:

Incentive Stock Options. You should consult your own tax adviser regarding your specific tax situation. Generally speaking, to the extent that the vested Options that you exercise before the Closing are incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) and you are subject to U.S. income tax, you will not recognize income at the time of exercise. If you hold the resulting Shares from the exercise of your incentive stock options through the Closing, you generally will recognize gain at the time those Shares are cashed out in the Merger (discussed below), as follows:

(i)

If you sell Shares that you purchased through the exercise of an incentive stock option (i) more than two years after the date of grant of the incentive stock option, and (ii) more than one year after the date of exercise of the incentive stock option, any gain generally will be taxed at long-term capital gain rates.

(ii)

If you sell Shares that you purchased through the exercise of an incentive stock option within either the two-year or one-year holding periods described above (which will include any Shares you decide to purchase through the exercise of your Options between now and the completion of the Merger), generally any gain up to the excess of the fair market value of the Shares on the date of exercise over the exercise price will be treated as ordinary income. That income will be treated as wages (which is taxable at ordinary income rates), but will not be subject to collection of applicable federal and state income and employment tax withholdings.

Please note that although you will not be subject to federal and state income tax withholding, you will be required to pay federal and state income tax with respect to such amounts. Based on applicable current tax rules, however, you would not be required to pay FICA taxes. Please also see the Appendix—U.S. Federal Tax Consequences in this Notice for certain additional tax considerations relating to your Options.

Nonstatutory Stock Options. To the extent the Options that you exercise before the Closing are nonstatutory stock options and you are subject to U.S. income tax, you will recognize ordinary income to the extent the fair market value of the exercised Shares on the date of exercise is greater than the exercise price you pay. If you are an employee, that income will be treated as wages subject to applicable federal and state income and employment tax withholdings. Any gain or loss you recognize when the Shares are cashed out at the Closing generally will be treated as capital gain or loss and will be long-term or short-term depending on whether you had held the Shares for more than one year.

Q:	If I timely exercise my vested Options, what will happen to the resulting Shares I hold?

A:

The resulting Shares from the exercise of your vested Options will be treated the same as any other Shares held by other stockholders of Apptio. Specifically, each of the Shares you hold at the Closing will be converted automatically into the right to receive $38.00 in cash, without interest. An exercise on or near January 7, 2019, may result in a short one to two day lag in payment relative to other stockholders due to processing requirements.

Q:	What will happen to my Options in the Merger?

A:	As of the Closing, your Options will either be “vested” or “unvested.”

“Vested Options” are Options in which the vesting date(s) occurred prior to or on the Closing (or that vest as a result of the Merger) and remain outstanding, unexpired and exercisable — in other words, Options that have vested but you have not yet exercised your right to purchase shares. Vested Options will be cancelled and cashed out in the Merger. The cash payment for each cancelled award of Vested Options will be payable to you on the first payroll date following the Closing and will be equal to the product of the following, less applicable withholdings:

(i)	the total number of Shares subject to your award of Vested Options, multiplied by

(ii)	the excess, if any, of $38.00 over the applicable per Share exercise price of the award of Vested Options.

“Unvested Options” are any Options in which the vesting date(s) occur following the Closing and are outstanding, unexpired and not yet exercisable. Unvested Options will be cancelled in exchange for your right to receive cash payments in the future if the applicable vesting conditions are satisfied (the “Unvested Option Cash Amounts”). The total amount of the Unvested Option Cash Amounts for each cancelled Unvested Option will be equal to the product of:

(i)	the total number of Shares subject to the Unvested Option, multiplied by

(ii)	the excess, if any, of $38.00 over the applicable per Share exercise price of the Unvested Option.

Unvested Option Cash Amounts will continue to be subject to the vesting condition that you remain an employee of or continue to provide services to Apptio, as well as any other vesting conditions that were applicable to your original Equity Award of Options. Upon satisfaction of the vesting conditions, the Unvested Option Cash Amounts will be paid to you via payroll. We will communicate additional detail on timing of these payments in an FAQ following the Closing, but generally we anticipate that payments will be made with either the first or second regular payroll period following vesting depending on when the vesting date occurs. No interest will be payable on Unvested Option Cash Amounts. Payments of any Unvested Option Cash Amounts are subject to any applicable tax withholdings. In addition to the changes described above, there may be some terms that applied to your original Options that may not apply to your Unvested Option Cash Amounts necessarily as a result of the occurrence of the Merger and some minor changes may be made for administrative or ministerial purposes.

Per the terms of the Equity Plans, upon any termination of employment or service to Apptio, unvested Options are forfeited (subject to certain exceptions). Accordingly, if your employment or service with Apptio terminates before the Closing, any unvested Options will be forfeited, and you will not receive the cash payments described above for those forfeited Options.

Q:	Is there any advantage to exercising my Options prior to the Closing instead of having them cashed out?

A:	Maybe, but you should consult your personal tax adviser with respect to the specific tax consequences to you.

Generally, if you are subject to U.S. income tax and exercise any vested Options that are incentive stock options before the Closing, the cash payment you receive in exchange for the Shares from the exercise of the vested Options will not be subject to federal and state tax withholdings. Although no withholding obligations apply at Option exercise, you will be required to pay applicable federal and state income taxes, while under current federal tax rules, you will not be required to pay employment taxes (e.g., FICA).

In contrast, if you do not exercise your vested Options before the Closing and they are cashed out, the cash payment you receive in exchange for the cancelled Options will be generally subject to all applicable tax withholdings, including withholdings for employment taxes. As a result, exercising your vested Options that are “incentive stock options” may result in not having to pay employment taxes. However, you may be subject to other taxes with respect to your Options, such as the alternative minimum tax, the Medicare surtax on any net investment income, and state, local and other taxes. Please also see the Appendix—U.S. Federal Tax Consequences in this Notice for certain additional tax considerations relating to your Options and consult your personal tax adviser.

Restricted Stock Units

Q:	What will happen to my RSUs that vest and are settled before the Merger?

A:

For RSUs that vest and are settled before the Closing, the Shares you receive in settlement of those RSUs will be treated the same as any other Shares held by other stockholders of Apptio, if you continue to hold these Shares (i.e., you have not sold the Shares) through the Closing. Specifically, each of the Shares you hold at the Closing will be converted automatically into the right to receive $38.00 in cash, without interest. The cash payment will be made pursuant to the procedures used for cash payments to other stockholders for their Shares.

Q:	What will happen to my RSUs that are outstanding when the Merger closes?

A:

For RSUs that are vested but not yet settled before the Closing, including any RSUs that accelerate vesting due to the Merger (“Vested RSUs”), those Vested RSUs will be cancelled and cashed out in the Merger. The cash payment for each cancelled award of Vested RSUs will be payable to you on the first payroll date following the Closing and will be equal to the product of the following, less applicable withholdings:

(i)	the total number of Shares subject to your Vested RSUs, multiplied by

(ii)	$38.00.

For all other RSUs (i.e., that vest on dates that occur after the Closing) (“Unvested RSUs”), those Unvested RSUs will be cancelled and in exchange, you will receive cash payments in the future if the applicable vesting conditions are satisfied (the “Unvested RSU Cash Amounts”).

The total amount of your Unvested RSU Cash Amounts will be equal to the product of:

(i)	the total number of Shares subject to your Unvested RSUs, multiplied by

(ii)	$38.00.

Unvested RSU Cash Amounts will continue to be subject to the vesting condition that you remain an employee of or continue to provide services to Apptio, as well as any other vesting conditions that were applicable to your original Equity Award of RSUs. Upon satisfaction of the vesting conditions, the Unvested RSU Cash Amounts will be paid to you, via payroll. We expect to communicate additional detail on timing of these payments in an FAQ following closing, but generally we anticipate that payments will be made with either the first or second regular payroll period following vesting depending on when the vesting date occurs. No interest will be payable on Unvested RSU Cash Amounts. Payments of any Unvested RSU Cash Amounts are subject to any applicable tax withholdings. In addition to the changes described above, there may be some terms that applied to your original RSUs that may not apply to your Unvested RSU Cash Amounts necessarily as a result of the occurrence of the Merger and some minor changes may be made for administrative or ministerial purposes.

Per the terms of the Equity Plans, upon any termination of employment or service to Apptio, unvested RSUs are forfeited (subject to certain exceptions). Accordingly, if your employment or service with Apptio terminates before the Closing, any unvested RSUs will be forfeited and you will not receive the cash payments described above for those forfeited RSUs.

Performance-based Restricted Stock Units

Q:	What will happen to my PSUs that vest and are settled before the Closing?

A:

For RSUs that were granted subject to vesting based on both the achievement of performance goals and the satisfaction of service conditions (“PSUs”) and that vest and are settled before the Closing, the Shares you receive in settlement of those PSUs will be treated the same as any other Shares held by other stockholders of Apptio, if you continue to hold these Shares (i.e., you have not sold the Shares) through the Closing. Specifically, each of the Shares you hold at the Closing will be converted automatically into the right to receive $38.00 in cash, without interest. The cash payment will be made pursuant to the procedures used for cash payments to other stockholders for their Shares.

Q:	What will happen to my PSUs that are outstanding when the Merger closes?

A:

For PSUs that are vested but not yet settled before the Closing (“Vested PSUs”), those Vested PSUs will be cashed out in the Merger. The cash payment for each cancelled award of Vested PSUs will be payable to you on the first payroll date following the Closing and will be equal to the product of the following, less applicable withholdings:

(i)	the total number of Shares subject to your Vested PSUs, multiplied by

(ii)	$38.00.

For all other PSUs (i.e., that vest on dates that occur after the Closing) (“Unvested PSUs”), those Unvested PSUs will be cancelled in exchange for your right to receive cash payments in the future if the applicable vesting conditions are satisfied (the “Unvested PSU Cash Amounts”).

The total amount of your Unvested PSU Cash Amounts will be equal to the product of:

(i)

the total number of Shares subject to your Unvested PSUs (which will be the number of Shares subject to the Unvested PSUs that become eligible to vest upon measurement, on or before the Closing, of actual performance achieved against the relevant performance criteria under the agreement governing the Unvested PSUs), multiplied by

(ii)	$38.00.

Unvested PSU Cash Amounts will continue to be subject to the vesting condition that you remain an employee of or continue to provide services to Apptio, as well as any other vesting conditions that were applicable to your original Equity Award of PSUs. Upon satisfaction of the vesting conditions, the Unvested PSU Cash Amounts will be paid to you, via payroll. We expect to communicate additional detail on timing of these payments in an FAQ following the Closing, but generally we anticipate that payments will be made with either the first or second regular payroll period following vesting depending on when the vesting date occurs. No interest will be payable on Unvested PSU Cash Amounts. Payments of any Unvested PSU Cash Amounts are subject to any applicable tax withholdings. In addition to the changes described above, there may be some terms that applied to your original PSUs that may not apply to your Unvested PSU Cash Amounts necessarily as a result of the occurrence of the Merger and some minor changes may be made for administrative or ministerial purposes.

Per the terms of the Equity Plans, upon any termination of employment or service to Apptio, unvested PSUs are forfeited (subject to certain exceptions). Accordingly, if your employment or service with Apptio terminates before the Closing, any unvested PSUs will be forfeited and you will not receive the cash payments described above for those forfeited PSUs.

General Questions

Q:	What happens if I hold an Equity Award and my employment or other service with Apptio terminates before the Closing?

A:

Your unvested Equity Awards will be forfeited, and you will not receive the cash payments described above for your unvested Equity Awards. For vested Options, you generally will have three months following your employment or service termination during which you can exercise any of your vested Options, after which those Options that remain unexercised will expire. Your Option agreement will provide the specific details regarding the limited time you have to exercise your Options, so you should be sure to confirm those terms under your Option agreement. If the Closing occurs during that period while your Option remains outstanding and exercisable, your vested Options will be treated as described above under the question “What will happen to my Options in the Merger?” Any RSUs or PSUs that vested before your employment or other service terminated will be payable to you and treated as described above under the questions “What will happen to my RSUs that vested and are settled before the Merger?,” “What will happen to my RSUs that are outstanding when the Merger closes?,” “What will happen to my PSUs that vested and are settled before the Merger?,” and “What will happen to my PSUs that are outstanding when the Merger closes?”

If your employment or service with Apptio terminates before the Closing, any Equity Awards you hold will be treated in accordance with the terms applicable to your Equity Award agreement and any other plan or agreement governing your Equity Award (the “Award Documents”). If, under the terms of your Award Documents, your Equity Awards expire or are cancelled before the Closing, your Equity Awards no longer will be outstanding and your Equity Award will not be cashed out at the Closing and you will not receive cash payments in the future as described in the Questions and Answers provided above and you will not be entitled to any other rights or benefits with respect to the Equity Award.

Q:	Can I continue to trade in Apptio common stock while the Merger is pending?

A:

Apptio is currently in a closed trading window and expects to remain in a closed trading window through the Closing. During any closed trading window, trading in Apptio’s common stock is prohibited pursuant to Apptio’s insider trading policy. However, note that you generally can exercise any vested Options until the blackout period goes into effect at the close of trading on January 7th, 2019 (and hold the exercised Shares issued to you), provided that you pay the full amount of the exercise price of the Options and any applicable tax withholdings by check or wire.

Q:	What should I do if I get calls from media or anyone else regarding the Merger?

A:

It is very important that you do not comment on the Merger or try to answer any questions from the media or outside investors. All media inquiries should be referred to Sarah Vreugdenhil at svreugdenhil@apptio.com, and investor inquiries should be referred to Drew Laxton at dlaxton@apptio.com.

Q:	What resources are available if I have more questions?

A:	Please see the section below titled “Additional Information and Where to Find It” for publicly available information about the Merger. Our goal is to keep you informed as we work toward the Closing.

Q:	What happens if the Merger does not close?

A:	Your Equity Awards will remain outstanding subject to their current terms.

The Merger is subject to certain customary closing conditions, and the Company currently expects that we will go through standard processes with the SEC, Apptio stockholders, and so forth in order to complete the Merger. But nothing is certain until it happens, and if for some reason we hit a bump in the road, your Equity Awards will remain outstanding under the current terms applicable to your Equity Award documents.

This Notice is intended to provide a summary of the treatment of your outstanding Equity Awards in connection with the Merger but does not reflect all terms applicable to your Equity Awards. To the extent that this Notice conflicts, or could be interpreted to conflict, with the terms of the Merger Agreement. the Equity Plans or the Award Documents governing your Equity Award, then the terms of the Merger Agreement, the Equity Plans or the Award Documents will control.

If you have any questions regarding this Notice, please feel free to contact Stock@Apptio.com.

Additional Information and Where to Find It

This communication is being made in respect of the proposed transaction involving Apptio and Bellevue Parent, LLC. In connection with the proposed transaction, Apptio has filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”), and Apptio mailed the definitive proxy statement and a proxy card to each stockholder of Apptio entitled to vote at the special meeting relating to the proposed transaction. This communication is not a substitute for the proxy statement that Apptio filed with the SEC and sent to its stockholders in connection with the proposed transaction or any other document that Apptio may file with the SEC or send to its stockholders in connection with the proposed transaction. The definitive proxy statement described above contains important information about the proposed merger and related matters. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF APPTIO ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT APPTIO WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT APPTIO AND THE PROPOSED TRANSACTION. The definitive proxy statement and other relevant materials in connection with the proposed transaction, and any other documents filed by Apptio with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Apptio’s website (http://www.apptio.com) or by contacting Apptio’s Investor Relations at ir@apptio.com.

Participants in the Solicitation

Apptio and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Apptio’s stockholders with respect to the proposed transaction. Information about Apptio’s directors and executive officers and their ownership of Apptio’s common stock is set forth in Apptio’s definitive proxy statement on Schedule 14A filed with the SEC on December 10, 2018, Apptio’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2018, and Apptio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC on February 21, 2018. Additional information regarding the potential participants, and their direct or indirect interests in the proposed transaction, by security holdings or otherwise, are set forth in the definitive proxy statement and other materials on file with SEC in connection with the proposed transaction.

Notice Regarding Forward-Looking Statements

This communication, and any documents to which Apptio refers you in this communication, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Apptio’s current expectations or beliefs concerning future events, including but not limited to the expected completion and timing of the proposed transaction, expected benefits and costs of the proposed transaction, management plans and other information relating to the proposed transaction, strategies and objectives of Apptio for future operations and other information relating to the proposed transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “target,” “seek,” “may,” “will,” “could,” “should,” “would,” “assuming,” and similar expressions are intended to identify forward-looking statements. You should read any such forward-looking statements carefully, as they involve a number of risks, uncertainties and assumptions that may cause actual results to differ significantly from those projected or contemplated in any such forward-looking statement. Those risks, uncertainties and assumptions include, (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Apptio’s business and the price of the common stock of Apptio,

(ii) the failure to satisfy any of the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement by the stockholders of Apptio and the receipt of certain regulatory approvals, (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Apptio’s business relationships, operating results and business generally, (v) risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Apptio’s ongoing business operations, (vii) the outcome of any legal proceedings that have been or may be instituted against us related to the merger agreement or the proposed transaction, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, and (ix) other risks described in Apptio’s filings with the SEC, such as its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, Apptio does not assume any obligation to update any such forward-looking statements whether as the result of new developments or otherwise.

APPENDIX

U.S. Federal Tax Consequences

This Appendix provides a summary of the general U.S. federal tax consequences of the treatment of Equity Awards in connection with the Merger. The information contained in this Appendix is not intended to constitute legal, tax or investment advice. Tax laws are complex and are subject to change at any time. In all cases, you should consult your own tax adviser as to the specific tax implications of the Merger with respect to your Equity Awards, including the applicability and effect of federal, state, local, and non-U.S. tax laws. Your federal, state, local, and non-U.S. tax consequences will be affected by your specific circumstances.

Q:    What are the U.S. income tax consequences of cash payments for RSUs, PSUs, and Options in the Merger?

A:    If you hold RSUs, PSUs, or Options that are cancelled in exchange for a cash payment, generally you will recognize ordinary income in an amount equal to the cash payment that will be made when the payment is made. Generally, this tax treatment applies to Options regardless of whether the Options were incentive stock options within the meaning of Internal Revenue Code Section 422 or nonstatutory stock options. The amount of the income with respect to each Share subject to any Options that are cashed out will be equal to the excess of $38.00 over the per Share exercise price of the Option. The amount of the income with respect to each Share subject to RSUs or PSUs that are cashed out will be equal to $38.00. The income generally will constitute compensation and therefore will be subject to the collection of any applicable tax withholdings.

Q:    How does the alternative minimum tax affect the exercise of my Options that are incentive stock options?

A:    Your incentive stock options may affect the determination of your alternative minimum tax. When you exercise the Shares subject to an incentive stock option, generally, you will be required to include the amount equal to the fair market value of the Shares on the date of exercise over the exercise price as an adjustment item in the determination of your alternative minimum tax. However, if you dispose of the Shares that you purchased through the exercise of an incentive stock option in the same calendar year as the date of exercise of the incentive stock option, then no adjustment with respect to those Shares is included in the determination of your alternative minimum tax. Determination of the alternative minimum tax is complex and highly dependent on the taxpayer’s individual situation. As a result, if you hold incentive stock options, you should be sure to consult your tax adviser before exercising any incentive stock options to fully understand and appreciate how the exercise of the option and sale or other disposition of the Shares may impact your tax situation.

Q:    What is the “Medicare Surtax” and will my Equity Awards be affected by it?

A:    Your annual “net investment income,” as defined in Section 1411 of the Code, may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of Shares that have been issued under your Equity Awards (for example, Shares issued to you through the exercise of your Options). Whether your net investment income will be subject to the Medicare Surtax will depend on your level of annual income and other factors.